As filed with the Securities and Exchange Commission on January 8, 2014

Registration No. 333-192894

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RICE ENERGY INC.

(Exact name of registrant as specified in its charter)

Delaware	1311	46-3785773
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

171 Hillpointe Drive, Suite 301

Canonsburg, Pennsylvania 15317

(724) 746-6720

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Daniel J. Rice IV

Chief Executive Officer

171 Hillpointe Drive, Suite 301

Canonsburg, Pennsylvania 15317

(724) 746-6720

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Douglas E. McWilliams Matthew R. Pacey Vinson & Elkins L.L.P. 1001 Fannin, Suite 2500 Houston, Texas 77002 (713) 758-2222	Gerald M. Spedale Jason A. Rocha Baker Botts L.L.P. One Shell Plaza 910 Louisiana Street Houston, Texas 77002 (713) 229-1234

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☑ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-192894) of Rice Energy Inc. is being filed solely to amend Item 13 and Item 16 of Part II thereof and to transmit certain exhibits thereto. This Amendment No. 2 does not modify any provision of the preliminary prospectus contained in Part I or Items 14, 15 or 17 of Part II of the Registration Statement. Accordingly, this Amendment No. 2 does not include a copy of the preliminary prospectus.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other expenses of issuance and distribution

The following table sets forth an itemized statement of the amounts of all expenses (excluding underwriting discounts and commissions) payable by us in connection with the registration of the common stock offered hereby. With the exception of the Registration Fee, FINRA Filing Fee and New York Stock Exchange listing fee), the amounts set forth below are estimates.

SEC Registration Fee	$103,040
FINRA Filing Fee	120,500
New York Stock Exchange listing fee	250,000
Accountants’ fees and expenses	1,050,000
Legal fees and expenses	1,500,000
Printing and engraving expenses	553,000
Transfer agent and registrar fees	50,000
Miscellaneous	373,460

Total	$4,000,000

Item 14.	Indemnification of Directors and Officers

Our amended and restated certificate of incorporation will provide that a director will not be liable to the corporation or its stockholders for monetary damages to the fullest extent permitted by the DGCL. In addition, if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided for in our certificate of incorporation, will be limited to the fullest extent permitted by the amended DGCL. Our amended and restated bylaws will provide that the corporation will indemnify, and advance expenses to, any officer or director to the fullest extent authorized by the DGCL.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Our amended and restated certificate of incorporation will also contain indemnification rights for our directors and our officers. Specifically, our amended and restated certificate of incorporation will provide that we shall indemnify our officers and directors to the fullest extent authorized by the DGCL. Further, we may maintain insurance on behalf of our officers and directors against expense, liability or loss asserted incurred by them in their capacities as officers and directors.

We have obtained directors’ and officers’ insurance to cover our directors, officers and some of our employees for certain liabilities.

We will enter into written indemnification agreements with our directors and executive officers. Under these proposed agreements, if an officer or director makes a claim of indemnification to us, either a majority of the independent directors or independent legal counsel selected by the independent directors must review the relevant facts and make a determination whether the officer or director has met the standards of conduct under Delaware law that would permit (under Delaware law) and require (under the indemnification agreement) us to indemnify the officer or director.

The underwriting agreement provides for indemnification by the underwriters of us and our officers and directors, and by us of the underwriters, for certain liabilities arising under the Securities Act or otherwise in connection with this offering.

Item 15.	Recent Sales of Unregistered Securities

In connection with its formation, on October 1, 2013, Rice Energy Inc. issued 1,000 shares of its common stock, par value $0.01 per share, to Rice Drilling B LLC in exchange for consideration of $10.00. The issuance of such shares of common stock did not involve any underwriters, underwriting discounts or commissions or a public offering, and we believe that such issuance was exempt from the registration requirements pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 16.	Exhibits and financial statement schedules

(a)	See the Exhibit Index immediately following the signature page hereto, which is incorporated by reference as if fully set forth herein.

Item 17.	Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to this offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to this offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to this offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in this offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Canonsburg, State of Pennsylvania, on January 8, 2014.

By:	/s/ Daniel J. Rice IV
Daniel J. Rice IV
Director, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and the dates indicated.

Signature	Title	Date

/s/ Daniel J. Rice IV	Director, Chief Executive Officer	January 8, 2014
Daniel J. Rice IV	(Principal Executive Officer)

*	Director, President and	January 8, 2014
Toby Z. Rice	Chief Operating Officer

*	Vice President and Chief Financial Officer	January 8, 2014
Grayson T. Lisenby	(Principal Financial Officer)

*	Vice President, Chief Accounting &	January 8, 2014
James W. Rogers	Administrative Officer, Treasurer
(Principal Accounting Officer)

*	Director	January 8, 2014
Daniel J. Rice III

*	Director	January 8, 2014
Scott A. Gieselman

*	Director	January 8, 2014
Chris G. Carter

*By:	/s/ Daniel J. Rice IV
Daniel J. Rice IV
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit number		Description
1.1		Form of Underwriting Agreement

**3.1		Form of Amended and Restated Certificate of Incorporation of Rice Energy Inc.

**3.2		Form of Amended and Restated Bylaws of Rice Energy Inc.

*4.1		Form of Common Stock Certificate

**4.2		Form of Registration Rights Agreement

**4.3		Form of Stockholders’ Agreement by and among Rice Energy Inc., Rice Energy Holdings LLC, NGP Rice Holdings LLC and Alpha Natural Resources, Inc.

5.1		Form of Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered

**10.1		Second Amended and Restated Credit Agreement, dated as of April 25, 2013, among Rice Drilling B LLC, as borrower, Wells Fargo Bank, N.A., as administrative agent and the lenders and other parties thereto.

**10.2		First Amendment to Second Amended and Restated Credit Agreement, dated as of August 7, 2013, among Rice Drilling B LLC, as borrower, Wells Fargo Bank, N.A., as administrative agent and the lenders and other parties thereto.

**10.3		Second Amendment to Second Amended and Restated Credit Agreement, dated as of August 20, 2013, among Rice Drilling B LLC, as borrower, Wells Fargo Bank, N.A., as administrative agent and the lenders and other parties thereto.

**10.4		Third Amendment to Second Amended and Restated Credit Agreement, dated as of October 15, 2013, among Rice Drilling B LLC, as borrower, Wells Fargo Bank, N.A., as administrative agent and the lenders and other parties thereto.

**10.5		Fourth Amendment to Second Amended and Restated Credit Agreement, dated as of November 5, 2013, among Rice Drilling B LLC, as borrower, Wells Fargo Bank, N.A., as administrative agent and the lenders and other parties thereto.

**10.6		Limited Consent and Waiver and Fifth Amendment to Second Amended and Restated Credit Agreement, dated as of December 27, 2013, among Rice Drilling B LLC, as borrower, Wells Fargo Bank, N.A., as administrative agent and the lenders and other parties thereto.

10.7		Form of Sixth Amendment to Second Amended and Restated Credit Agreement, dated as of January , 2014, among Rice Drilling B LLC, as borrower, Wells Fargo Bank, N.A., as administrative agent and the lenders and other parties thereto.

**10.8		Senior Secured Term Loan Credit Agreement, dated as of April 25, 2013, among Rice Drilling B LLC, as borrower, Barclays Bank PLC, as administrative agent and the lenders party thereto.

10.9		Form of Master Reorganization Agreement

**10.10		Transaction Agreement by and among Rice Energy Inc., Rice Drilling C LLC and Foundation PA Coal Company, LLC, dated as of December 6, 2013.

10.11	†	Amended and Restated Limited Liability Company Agreement of Rice Energy Appalachia, LLC

10.12	†	Form of Amended and Restated Limited Liability Company Agreement of Rice Energy Holdings LLC

10.13	†	Form of Amended and Restated Limited Liability Company Agreement of NGP Rice Holdings LLC

Exhibit number		Description

**10.14	†	Form of Employment Agreement (Executive Officers)

**10.15	†	Form of Indemnification Agreement

**10.16	†	Form of Rice Energy Inc. 2014 Long-Term Incentive Plan

**10.17	†	Rice Energy Management Bonus Plan

`**10.18	†	Form of Restricted Stock Unit Agreement (Employees)

10.19	†	Form of Restricted Stock Unit Agreement (Directors)

**10.20		Form of Senior Subordinated Convertible Debentures due 2014

10.21		Amendment, Consent and Parent Guaranty to Senior Subordinated Convertible Debentures due 2014

**10.22		Form of Warrant Agreement

**10.23		Form of Bonus Warrant Agreement

**21.1		List of Subsidiaries of Rice Energy Inc.

**23.1		Consent of Ernst & Young LLP (Rice Drilling B LLC and Rice Energy Inc.)

**23.2		Consent of Grossman Yanak & Ford LLP (Countrywide Energy Services, LLC)

**23.3		Consent of Ernst & Young LLP (Alpha Shale Resources, LP)

**23.4		Consent of Schneider Downs & Co., Inc. (Alpha Shale Resources, LP)

**23.5		Consent of Netherland, Sewell and Associates, Inc.

**23.6		Consent of Wright & Company, Inc.

23.7		Consent of Vinson & Elkins L.L.P. (included as part of Exhibit 5.1 hereto)

**24.1		Power of Attorney (included on the signature page of this Registration Statement)

**99.1		Netherland, Sewell and Associates, Inc., Summary of Reserves at December 31, 2011 (Rice Energy Inc.)

**99.2		Netherland, Sewell and Associates, Inc., Summary of Reserves at December 31, 2012 (Rice Energy Inc.)

**99.3		Netherland, Sewell and Associates, Inc., Summary of Reserves at September 30, 2013 (Rice Energy Inc.)

**99.4		Netherland, Sewell and Associates, Inc., Summary of Reserves at December 31, 2012 (Alpha Shale Resources, LP)

**99.5		Netherland, Sewell and Associates, Inc., Summary of Reserves at September 30, 2013 (Alpha Shale Resources, LP)

**99.6		Wright & Company, Inc., Summary of Reserves at December 31, 2011 (Alpha Shale Resources, LP)

*	To be filed by amendment
**	Previously filed.
†	Compensatory plan or arrangement.